Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm in the Registration Statement (Form S-8 No. 333-000000) pertaining to the: 1) Amicus Therapeutics, Inc. 2002 Equity Incentive Plan, as Amended, 2) Amicus Therapeutics, Inc. 2007 Equity Incentive Plan, 3) Amicus Therapeutics, Inc. 2007 Director Option Plan, and 4) Amicus Therapeutics, Inc. 2007 Employee Stock Purchase Plan, and to the incorporation by reference therein of our report dated March 16, 2007 (except Note 1, as to which the date is May 24, 2007), with respect to the consolidated financial statements of Amicus Therapeutics, Inc., included in its Registration Statement (Form S-1 No. 333-141700) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

MetroPark, New Jersey
August 6, 2007